Exhibit 99.1

VITAMIN SHOPPE, INC. 300 Harmon Meadow Blvd Secaucus, NJ 07094 (201) 868-5959 VitaminShoppe.com	NEWS RELEASE

THE VITAMIN SHOPPE® ANNOUNCES NEW CHIEF CUSTOMER AND DIGITAL EXPERIENCE OFFICER

SECAUCUS, NJ (October 18, 2018) – Vitamin Shoppe, Inc. (NYSE: VSI) (the “Company”), an omni-channel, specialty retailer of nutritional products, today announced that Stacey Renfro will be joining The Vitamin Shoppe in the newly constructed role of Executive Vice President, Chief Customer and Digital Experience Officer, effective November 5, 2018. Ms. Renfro brings to The Vitamin Shoppe over two decades of experience as an omni-channel retail executive with proven experience developing and implementing successful digital, e-commerce, customer experience and sales strategies.

Commenting on the appointment, Sharon Leite, CEO stated, “The Vitamin Shoppe is undergoing a period of significant change, with a substantial focus on an improved customer experience, a key strategic driver of the organization’s future. As Chief Customer and Digital Experience Officer, Stacey will be responsible for aligning and leveraging The Vitamin Shoppe’s capabilities across multiple channels and functions to ensure we are meeting the evolving needs of today’s customer. Stacey has a long history of strengthening a company’s competitive position and relevance through developing and executing customer-driven strategies across all channels which makes her an ideal choice to help us take the business to the next level.”

Stacey Renfro commented, “I am impressed with the passion of all The Vitamin Shoppe Health Enthusiasts® and the history of providing knowledgeable and great customer service. I am very excited to be joining The Vitamin Shoppe to help drive the digital agenda as it relates to enhancing the customer shopping experience and driving sales. This is a key component to advancing and growing The Vitamin Shoppe’s relevancy to today’s retail environment. I look forward to working with the leadership team and all The Vitamin Shoppe Health Enthusiasts® on the next stage of their journey.”

Ms. Renfro was most recently EVP, Planning & Allocations at Pier 1 Imports, Inc. (“Pier 1”). Prior to that role she spent five years (2013-2018) leading the ecommerce and customer experience transformation at Pier 1. From 2004 through 2013, she was employed at JCPenney in roles of increasing responsibility, primarily in e-commerce, culminating in her last position as Divisional Vice President Digital Commerce. Prior to that, Ms. Renfro held various sales, operations and merchandise and planning positions at Oshkosh B’ Gosh, Home Shopping Network, Old Navy and Sears Roebuck & Company. Ms. Renfro is Co-Chair of the National Retail Federation’s Digital Council and on the Boards of the University of North Texas Digital Retail and Center and College of Merchandising. She has a B.S. degree, Clothing & Textiles (Merchandising/Business) from Virginia Tech.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

The Vitamin Shoppe is an omni-channel, specialty retailer and wellness lifestyle company based in Secaucus, New Jersey. In its stores and on its website, the Company carries a comprehensive assortment of nutritional solutions including: vitamins, minerals, specialty supplements, herbs, sports nutrition, homeopathic remedies, green living products, and natural beauty aids. In addition to offering products from approximately 700 national brands, the Vitamin Shoppe also carries products under The Vitamin Shoppe®, BodyTech®, True Athlete®, MyTrition®, plnt®, ProBioCare®, and Next Step® brands. The Vitamin Shoppe conducts business through more than 775 company-operated retail stores under The Vitamin Shoppe and Super Supplements retail banners, and through its website, www.vitaminshoppe.com.

Analysts and Investors:	Media:
Kathleen Heaney, 201-552-6430 kathleen.heaney@vitaminshoppe.com;	Crystal Carroll, 201-552-6328, crystal.carroll@vitaminshoppe.com

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